Mentor Graphics Corp. MENT Q1 2004 Earnings Call Apr. 22, 2004
Company Ticker Event Type Date

MANAGEMENT DISCUSSION SECTION

     Operator: Ladies and gentlemen, thank you for standing by and welcome to the Q1 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, with the instructions being given at that time. If you should require assistance during the call, please press star than zero. And as a remainder, this conference is being recorded. I would now like to turn the conference over to our host Director of Public and Investor Relations, Mr. Roy Schwark [ph]. Please go ahead sir.

Roy Schwark, Director of Public and Investor Relations

     Good afternoon everyone. Welcome to the Mentor Graphics first quarter 2004 result conference call. During this call Gregory Hinckley; our President, will discuss significant financial and operating topic, Walden Rhines; our CEO and Chairman will then discuss major trends in the business that drove results for the company during Q1. We will than turn the call back to Greg, who will close with the outlook for the remainder of 2004. We will then open up the call for your questions. Before we begin, let me point out that this conference call contains forward-looking statement. While these statements reflect our best current judgment, they are subject to risks and uncertainties that could cause actual result to vary. In addition to factors noted later, these risk factors can be found in our recent 10-K, 10-Q and annual report. The reconciliation from GAAP to non-GAAP measures used in the presentation, please refer to today's earnings release. This information can be accessed along with the host of the other information including other recent press releases, conference call dates and time, upcoming events and other information about Mentor Graphics, at our a Investor Relations website at www.mentor.com/investor_relation. Greg.

Gregory Hinckley, President, Director

     Thank you Roy. This afternoon as I have done in the past, I will start off with the overview and summary of the key events of the first quarter and then, I will go through more detail with respect to our bookings and our income statement, than some highlights on the balance sheet, than turn it over to Walden Rhines. So, let me start. Our first quarter results were very encouraging, suggesting an improved environment for EDA A/S sales in 2004. Mentor guidance for 2004, was predicated upon business conditions being little changed from 2003. While we are still not prepared to call a turn, the results of the quarter tell us at the minimum that outlook risks for the remainder of the year is now diminished, from what we would typically predict at the end of our first quarter. Bookings paced by Japan and the Pacrim [ph] were up 17% to an all time Q1 record. Book-to-bill, was less than one, but it also hit an all time Q1 record. Maintenance declines dropped by 2/3rd from the level of the prior year quarter, while maintenance reinstatements more than doubled. Mentor added a 146 new customers also a first quarter record with particular strength in Expedition, ModelSim, Calibre and analog/mixed-signal verification. The deferred revenue clearly an indicator of the future applying 20% to yet another all time record. Financial results is up our former earnings per share at 7 cents or 2 cents and 40% ahead of guidance, as operating expenses came in slightly less than expected. Cash flow from operations was about as expected and much improved from last year as we factored those receivables. Cash, net of bank debt increased $6 million. During the quarter, Mentor acquired project technology, a company focused on UML or unified modeling language software for the embedded market. Purchase price was immaterial. Before continuing with the more detail description of the quarter's results, I need to describe changes Mentor will make as of today, and its reporting categories for revenues and bookings.

     Going forward, we will characterize our product lines within four categories that we will use to articulate our principal product trusts and sales campaigns. These are integrated system design. Integrated system design accounts for about 20% of total bookings and includes our printed circuit board and field programmable data array design tools. Scalable verification accounts for about 14% of total bookings and includes ModelSim, our functional simulator, Solaropro [ph] and Vstation, our emulators, ADVance MS, our analog/mixed-signal simulator, Seamless our hardware/software co-verification product and formal pro our equivalence checker. Designed to Silicon, designed silicon accounts were about 25% of total bookings, that includes for Caliber family and IC station, our custom IC designed and lay on tool. And finally, new and emerging markets. New and emerging accounts for about 10% of total bookings and includes new players, our embedded systems family, our embedded software family, Inventra, our IP products, Capital H, our wire and cable harness family, DeskOn [ph], our designed data management tools and Paskin and test compress, our designed for [indiscernible].

     A summary, our prior results for the last 12 quarters, we think this categorization could be found at www.mentor.com/investor_relations.

     Now to some more details about the financial for the quarter. Bookings were up 17% overall, 15% in product and for only the second time since 2000 services were up 55 percent. Those services gains were often admittedly at low base. Strength was broad, including most of our IC products and many of our system products. Scalable verification almost doubled, design the silicon was up15 percent, integrated system design was down 25% and new and emerging declined 30.

     Both integrated system design and new and emerging markets in fact enjoyed a far better quarter then what appears, because the year ago quarter included a large Motoralad renewal, which was heavily focused on system products. More specifically, Q1 `04 was a very strong quarter for our test compress, our Expedition, PCB product our PADS ready to use PCB products, our cabling and our embedded software products.

     By geography, Japan was up 65 percent, to an all time record for any quarter. Europe was up 10, North America was flat and Pacrim was up 35 percent. Split by geography, was 40% North America, 25% Europe, 25% Japan and 10% Pacrim. Split by party categorization was 45% scalable verification, 25% designed to silicon, 20% integrated system design and 10% new and emerging.

     New business activity again picked up, continuing to trend that we first evidenced in the second quarter a year ago. Excluding PADS during the quarter Mentor added a 146 new logos, representing a little over 5% of total bookings in contrast that are virtually new a year ago. Japan was particularly at even generating new accounts.

     Top 10 accounts were 45% of total bookings compared to 50% a year ago. Subscription bookings were 15% of total, for PADS it was 40 and term 45 percent. This split essentially unchanged from the prior years quarter. The yield terms including average life and payment were unchanged from prior periods. Revenue was $164.4 million, up 5.1 million or 3% from the first quarter a year ago, most of which was currency related. Most product revenue and service revenue were up 3 percent. With in services, strength and consulting was offset by declines in the emulation maintenance.

     The further revenue by geography was 40% North America, 25% Europe, 25% Japan and 10% Pacrim. Split by product line was 35% verification, 25% design to silicon, 25% integrated system design and 10% new and emerging. Essential revenue was 40% of revenue, term was 45 and subscription 15. Gross margin, excluding $2.5 million of purchase technology amortization was 85 percent, up a point from last year and flat the guidance has improved results from consulting and a richer mix of software revenue offset $1.2 million of further emulation inventory reserves.

     Product gross margin was 95 percent, and services was 71 percent. Foreign exchange unfavorably affected cost of good sold by $1 million. Operating expense before amortization was $130.7 million, down 12.1 million from the fourth quarter and $1.3 million from guidance. Foreign exchange unfavorably affected operating expense by $3 million from the prior year and $1 million from guidance. headcount was 3,704 people compared to 3,656 people at year-end. And I am pleased to announce, there were no special charges in the quarter. ONIE [ph] was $3.2 million expense, slightly less than expected. Tax provision was 17 percent.

     Now, the balance sheet. Cash increased $9 million for the fourth quarter to a total of $80 million, in result on seasonally positive cash flow, including renewals on annual customer support contracts. Mentor had no borrowing [indiscernible] involving credit agreement. Trade receivables decreased 5 million sequentially to a $100 million compared to 105 million in the prior quarter. If not for the renewal and billing of annual customer support contracts, the decrease would have been greater. We did not factor any receivables this quarter compared to $13 million a year ago. DSO of trade receivables was 55 days this quarter, compared to 41 days last year. Total DSO was 115 days compared to 100 days at Q4, 2003 and 89 days at Q1 2003, which was in fact 97 days, if we added back factoring. The increase in DSO from year-end is due to seasonally. The increase from prior year is due to factoring of 8 days, increased deferred revenue and a substantially larger proportion of Japanese revenues. Net of reserves Mentor had no receivables greater than 60 days passed out [ph].

     Other assets decreased in Q4, 2003 by $3 million due to amortization of intangibles offset by minor technology investments. Including amortization of deferred tax charge, depreciation and amortization was 10.3 million. CapEx was 4.8, goodwill is 290 million, and other intangibles are 34.3 million. Deferred revenue was 104 million up $30 million sequentially and up $18 million in Q1, 2003. The increase from the first quarter last year is attributable to higher renewal rates, higher exchange rates, more support contracts moving from a quarterly to annual billing cycles and higher business levels. Diluted shares increased 1.7 million sequentially to 72.8 million shares. Waldy.

Walden Rhines, Chairman, Chief Executive Officer

     Thanks Greg. As Greg noted, the first quarter of 2004 was the strongest first quarter in terms of bookings in Mentor's history, it acquired large margin. Bookings grew 17% over the first quarter of last year, despite the large Motorola order last year. The book-to-bill ratio in the first quarter of '04 was almost one, which is substantially higher than any first quarter in our history. Seven of our major product lines achieved all time Q1 bookings record, and two of them ModelSim and PAD set all time records for any quarter in Mentor history. Booking to Japan, we are in all time record and return to the one's traditional 25% of total bookings.

     Booking in the Pacrim in Europe were a record for the first quarter. While too early to call this a broad recovery for the total EDA industry there were some other signs of strength that indicate increasing momentum for the industry. There was clear strength in the EDA customer base semiconductor revenue grew almost 40% in February. Fab utilization rose about 90% 21 of 26 major electronics companies reporting positive growth and boundary capital expenditure plans were raised.

     We previously suggested some EDA industry, leading indicators of recovery that until the fourth quarter of '03 a churn only mix signs of the strength, but in Q4 '03 the EDA industry picked up. The EDA industry emulation revenue normally an early sign of customer commitments to major new design projects grew 16% for the industry in fourth quarter. North American EDA product and maintenance revenue grew 15% in the fourth quarter and this is a positive sign because the US tends to lead in any recovery. And thirdly seven out of ten small public EDA companies reported strong double-digit revenue growth, which also tends to be a leading indicator because orders from these companies are more nearly focused upon specific products for particular design task as suppose to the large company contract renewals, which grow more gradually during the recovery.

     In addition, Mentor's first quarter '04 results on customer support providing encouraging signs of recovery. Compared to a year ago dollars of maintenance contracts but were not renewed declined by 2/3rd. In addition, the reinstatement of maintenance contracts that had been dropped grew by more than two versus last year. Since there is a substantial penalty they must be paid by the customer for reinstatement of the support contract that has lapsed, this means that a growing percentage of software licenses that were not in need one year ago are now needed. So how could Mentor be expected to perform in a slowly improving overall market as it indicates for each of the last six quarters Mentor's should continue to do better than the overall EDA industry, why?

     Because the EDA industry recovery is being held back by the number of excess software licenses that accumulated during the very severe electronics recession of 2001 through 2003. Mentor's growth is generated by very young product like Calibre, Caliber resolution enhancement, test compress and capital H wire harness design all of, which were in short supply relative to use both during and since the recession. Because Mentor's contracts do not allow remix of licenses in the future technologies much of this barrier to growth is eliminated. Therefore Mentor was able to grow revenue 13% in 2003 versus industry growth of 3% and we expect to grow faster than the EDA industry and faster than our major competitors this year as well.

     The 17% growth in bookings in the first quarter of '04 was very broad. Looking at bookings by major reporting segment, scaleable verification bookings were very strong at 90% driven by the largest order in history for ModelSim, which was the second largest single product ordering company history. Being the first in the industry to provide stimulation capability for system Verilog was the key factor in this win. Even without it however bookings of ModelSim grew year-to-year driven by 96 new customers and the growth of near 20 percent.

     MathWorks new link of MathLab to ModelSim when EDN innovation of the year award. Mix signal design was also exceptionally strong with a record 18 new customers and 40% bookings growth. Due to a large printed circuit board order a year ago the integrated system design segment showed a 25% decline in the first quarter without that large order the business grew over 15 percent. As in other businesses young products did very well especially the expedition family of PCB design products. The PADS ready to use PCB design software is synthesis tool all of, which grew more than 30 percent. In an independent discussion of data quest data showing Mentor, and simplicity nearly top FPGA synthesis, John Cooley the Publisher of East [indiscernible] new chip newsletter the most widely well-designed discussion forum ruled that data quest assessment "passes his smell test based upon broad customer experience and endorsement public matters FPGA synthesis.

     Bookings in the designed to silicon segment grew 15 percent, driven by the basic Calibre verification tools with 23 new customers, that brings the total number of Calibre customers that is independent company logos to 670. Calibre optical proximity correction is doing well in full-chip pilot product production runs at 65 nanometer and we expect it to be the industry the fact of standard as well.

     Finally, bookings in the new emerging market segment declined 25% due to a large single order one-year ago for our FastScan designed for test product and our DMS component data management. All other product lines in the new emerging category move in double-digit including test compressed labeling, embedded software development tools and IT.

     There were 5 new test compressed customers including to - semi conductor company. To summarize, we continue to see greater breath of demand for EDA software, strong growth in bookings however tend to be concentrated in products that are in the early growth faces of their life cycle. Products like the entire Calibre family analog mix signal test compressed cabling, embedded software expedition in PADS and PCB design. Renewals of major contracts were at substantially higher levels within the past driven primarily by Calibre and ModelSim 5.8. For the year 2004 we expect to see continued strength in these products family it's also likely that from the emerging product like cabling will become major contributors to Mentor during the year. For the EDA industry continued strength in the semiconductor industry is a positive driving force. As they are improving results of major equipment companies like Lucent and Cisco, Erickson, Sony and others. Design methodology changes are driving a substantially increased level of product evaluation and bench marking. Particularly for 65 nanometer design high-level C-base design, embedded software, cabling, and design for test. With the growth in semiconductor, and electronic equipment revenue stable our increasing unit prices and gradually increasing R&D expenditures by our customers who need to explore new design methodologies continues to build thus growing the opportunities for adoption of new EDA design tool, Greg are you following it.

     With the solid first quarter behind us we are reaffirming and leaving unchanged our 2004 total year revenue and earnings guidance. We anticipate quarterly total revenue of a $170 million in each of the second, and third quarters and $217 million in the fourth. Gross margin before amortization of intangibles should run approximately 85% during the second quarter increasing to 86% in the third, and 88% in the fourth. Operating expense excluding the amortization of intangibles is forecasted at $132 million in the second quarter a $134 million in the third, and has increased from prior guidance by $2 million, to $141 million in the fourth. Our line is expected to average $3.5 million dollar of the cents per quarter. The tax-rate both GAAP and Pro forma is expected to be 17 percent. Pro forma earnings per share are expected to be 10 cents in Q2 and Q3 and 53 cents from the fourth quarter. For 2004 diluted shares outstanding are expected to be 73 million shares parenthetically the yen euro dollar cross weight has been favorable to guidance over the last 30 days. We call Mentor is structurally long the yen in short the Euro. Now lets take some questions. Operator we will take our first questions now please.

QUESTION AND ANSWER SECTION

     Operator: Thank you. Ladies and gentlemen, if you wish to ask a question, please press star then one on your touchtone phone, you will hear a tone indicating you have been placed in queue. You may remove yourself from the queue by pressing the pound key. If you are using a speakerphone please pickup your handset before pressing the numbers. Once again, if you have a question please press star then one at this time, one moment please for the first question. And our first question is from the line of Jay Vleeschhouwer with Merrill Lynch, please go ahead.

     (Q - Jay Vleeschhouwer): Thanks, good afternoon. Greg, one of your objectives has been to increase the percentage of your estimated revenue in backlog, and in Q1 did you do so. And it is a direct expectation over the course of the year you have to be able continue to do so, also in your last conference call you talked about estimated bookings growth of 12% for 2004 that's still your expectation, and then a couple of follow ups?

     (A): Jay, well we had Jay as since we typically consume backlog in the first and third quarters. And we built backlog in second and fourth. This quarter has much, which was a very good quarter for us and as a result our book-to-bill approached one, our consumption of backlog was negligible, in other words less than what we expected for a first quarter. So, as the backlog we exceeded from the first quarter was approximately same level that we entered the first quarter with so, but we didn't build backlog, we didn't consume as much as we would typically consume at this time of the year. So, that's favorable over the entire year guidance from unchanged we expect that bookings will grow at the rate you described and revenues will grow at 7 percent. So, we will have - we will be building backlog relative to last year.

     (Q - Jay Vleeschhouwer): Okay. In terms of the large deals that you have coming up this year can you remind us as to whether and it will be equal to larger than the motto you did a year ago and any of them talk about the deals in terms of break those products that they may take, would you expect that any of all of them did you have in the pipeline will increase the number of products that - over what they might be using before?

     (A): The - we have nothing that released as moment, it will be expected to be half the size of the Motorola transaction that we did last year. We have numerous renewals this year, but none of which are particularly special, particularly large one of the things that we are seeing which Wally commented is that our experience I guess like [indiscernible] is that on the renewals we are seeing the dollars per contracts are increasing here in each and every case. We are seeing with the highest some patterns would be within the - I see companies the once that we are seeing used of our RET product lines and our test comprise product line within the system companies. We are having very particularly good traction with our signal integrity tools.

     (Q - Jay Vleeschhouwer): And then two last follow ups, you noted strength in Japan, which historically was the region in which you had your least market share some of the opposite from Europe, your much higher market share in Europe, what changed for you structurally or otherwise to account for this momentum used you have been building there, its been in terms of any industry data points we saw out of [indiscernible] today for example, a fairly significant increase in their business in terms of what they call leading edge. The line activity or mask activity versus the prior quarter what would I tell you is the data point?

     (A): Well, I think there are in Japan, there are few things growing fast right now. We are doing well with our analog mix-signal product. We were doing well with the test compress in Japan and we were doing well with RET product line. One other thing which is going on its historically as you can have some of our line being 90 plus percept market share here in the PC design environment. Traditionally the Japanese PCB's were consumer in analog in character were increasingly go into digital we had more and more opportunities in Japan for our PCB product team. One of their good notes that we had this last quarter was we had a $2 million, $2.5 million order for a PCB product, which couple of years ago would have been unheard off. And we are in the middle of a lot of benchmarks and have the reason to be very optimistic about our successful business in Japan.

     (A): And Dave, with regard to the photo mask question, for those on the call who hadn't seen it, we had at the annual full cast meeting sponsored by your equity share. We had shown data and that putting to show a less leading indicator correlation of photo mask industry recovery for decline with EDA. We believe that correlation tends to occur because the photo mask industry tends to be driven by number of designs as opposed to semiconductor revenues. And looking at results, actually recorded by the only analyst in our industry who covers both photo mask and EDA companies that's you Jay, your report yesterday indicated that the demand for 130 manometer and below photo masks increased 22% and the reported results for the plan are looking more broadly at the recovery. If you look at that versus the correlation I suggest the leading indicator, if does support that EDA would experience a robust recovery in the second half of this year beginning in the third quarter and nothing in the data that has been reported this quarter that would complex the work.

(Q - Jay Vleeschhouwer): Okay. Thank you.

     Operator: Thank you. Our next question is from the line of Garo Toomajanian with RBC Capital Market. Please go ahead.

     (Q - Garo Toomajanian): Thank you. That's deferred revenue line with [indiscernible]. Can you give us a sense of what the propel that looks like meaning? Is that mainly maintenance or is there a good amount of product in there and how will we feedback looking as with the next few quarters?

     (A): Hi Garo, I just want to comment. First, that I think our moderated [indiscernible] is particularly good, and I want everyone to know that we - before we kicked off this afternoon, we all did a drive run on Jay Vleeschhouwer [indiscernible] and I think she performed brilliantly. And it is deferred revenue it's all maintenance related but we have increased the practice now of our maintenance contracts were there build and payable annually advanced rather than quarterly and arrears. The revenue recognition will be ratable all through over 12 quarters - 12 months, 12 quarters.

     (Q - Garo Toomajanian): Okay. Is there any products in particular that saw a lot of maintenance in statements?

     (A): I am just - I am not aware of it.

     (Q - Garo Toomajanian): Okay. You mentioned that testing Verilog was a factor in the big [indiscernible] deal in Q1. How was the [indiscernible] in general?

     (A): Is that - you are saying that the overall market to respond?

     (Q - Garo Toomajanian): No, how are you seeing your customers response to [indiscernible] support for with ModelSim.

     (A): And that's going to be positive. I just having gotten up there early. So, we actually saw as we noted a broad mean of demand for ModelSim. The excluding the large order there were 96 new customers and some of that is just everyone anxious to get their hands on the new tool and the new capability. The
- there are few other unique aspects ModelSim unlike others in the industry is a trailing assimilators. So, in addition to having all the system very long features that it also support systems [indiscernible] to take people a chance to take a look at what assertions are going to look like with the implementation we did PSL. So the team is fully loaded with demand for demos, and for a lot of people are trying out the capabilities. The addition of the capability with Matlab has been a very big effect we expected it to be big but its being quite big. So, I would say overall this is one of the most significant new releases we had for ModelSim and of course it comes on the heels of performance improvement that it taken it to a leading position in the industry which is also helpful, it is like behind coming performance a year ago. And so that's also stimulated itself. So, ModelSim is quite a healthy business right now as this is the overall verification strategy.

     (A): Its been a real bright life for us now for about four quarters scale the product line had been relatively flat, and above 30s the first or second quarter we hit strong growth, and this last quarter if we stripped out the big order that we have for ModelSim, we would still have I believe whether you said growth that was in excess of the company average. So I guess it is 15 percent. So, without the big order between 15 and 20% growth from product line is doing very well and a portion of it is that the system [indiscernible] support [indiscernible] said we were early in the support first version.

     (Q - Garo Toomajanian): Okay. I think that you guys have been implied in the past that the order growth for EDA could be better in 2005 or should be better in 2005 then it is in '04. Was semiconductors looking like to doing a lot better did you expect that, you know, we are going to start to see some of that may be shift to '04 or we just going to see it bigger way where do you think [indiscernible] 2005?

     (A): Well I am not sure whether 2005 comes from - in the sense that we've well what we haven't projected a recovery in 2004 so, I guess that its really what you are referring to that's the [indiscernible] meaning comes in 2005, I think if there are any leading indicators they would say that semiconductor industry will continue to be stronger throughout this year. So, sometime between now and then the buying should improve some, the other part of that I would note is that we Mentor are increasing the insulins by manufacturing budget which pay for the resolution enhancement technology which tends to come in very big chance. And so more and more that side to production recovery which is certainly well underway. So, if anything versus a 3 or 6 months ago I guess we would say it looks more likely that a recovery will happen sooner or rather than later.

     (A): Also Walden said in his comments that there is, you know a overhang of licenses from the peak employment days of 2000, and so what we may see is market share changes from one company to another. So one company may do better than an another company but in aggregate it looks like the recovery from EDA is being handicapped somewhat by this overhang of licenses, and the relative levels of the ability to remix licenses into future technology. Well, we will see various companies could recover faster than others based upon levels for remix and what products they are allowed to remix into.

     (Q - Garo Toomajanian): Got it thank you very much.

     Operator: And our next question is from the line of Jennifer Jordan with Wells Fargo. Please go ahead.

     (Q - Jennifer Jordan): Yes and congratulations for a good quarter guys I think between Karl and James most of my question you can answer, but one of you could just comment on a little bit we talked a lot about our ETM and the opportunity that's there about the benchmarking activity that's going on now personally how many accounts you have been benchmarking in today, and where do you see that going? Is it impacted at all by as you see the information or you see the number of masks to pick up an new [indiscernible] is that assign that we should be looking for increased activity with [indiscernible] going forward?

     (A): Well [indiscernible] the resolution enhancements essentially every major semiconductor manufacturer who is going to produce products at 0.13 micron or below we will be using resolution enhancements. I don't think we are likely to be any exception. So, in that sense you would find Mentor people and essentially everyone of those to less or greater degree right now. And so, of course there is a great deal of activity. During the quarter, we did had growth in our revenue and I mean on our bookings in RET [ph]. And we did have significant wins at three Top 20, semiconductor manufacturers, so the activity continues and I think it's between now and the time people finalize their 65 nanometer designed rules, we will be very busy.

     (Q - Jennifer Jordan): Great. Thank you.

     Operator: Our next question is from the line of Rich Valera [ph] with Needham and Company. Please go ahead.

     (Q - Rich Valera [ph]): Thank you. Good afternoon gentlemen, just following up on that, can you give any color as to whether there are any deals, RET deals of the magnitude you saw in the fourth quarter, in the pipeline over the next couple of quarters?

     (A): Well, it's hard to predict, you know, what will come in a what magnitude, because it depends so much on how they buy it, what notes they buy it for and so on. The once we highlighted last year, a largest one was close to $20 million and it was the multi-year deal targeted at handling essentially all the needs of the customer at 90 nanometers, as well as some introductions to 65 nanometers. More commonly, I think you will see people will do an initial buy for - well, first of all they will do small buys as they have done in the past for a period of time leading up to the first production buy. And as we highlighted last time, there were 11 orders over $1 each last year and resolution enhancement and only a couple of those actually got to the production level. So, the way, I think you look at the profile as they buy in that kind of quantity and then they make a production buy. And I think what we are probably looking forward to in the next year are people either doing 90 nanometer production buys or odd many notes as well as doing initial prototyping buys of 65 nanometers. So, I would expect orders will be in the million, but I don't know, if any planned $20 million order.

     (A): That one was probably uniquely large because it also included some other requirements to 65 nanometers, I think the performance of orders that we are going to see in this phase during the range of $1 million to $5 million.

     (Q - Rich Valera [ph]): Okay, thank you. And on the emulation business you say how that went this quarter up, I know you had a tough quarter, last quarter did it rebound some in the first quarter?

     (A): The emulation business overall was relatively flat, as we noted in the press release however, ours is a combination of a decline of our old family that's royal family offset by rapid growth of Vstation, which grew quite rapidly about 70 percent. So, the net was not much growth, relatively flat. But, the new product line for major orders from large customers that are one, I repeat older and one a totally new customers, so some positive sign. One other thing I would note was that, one of our major customers has undergone the initial stages of deployment with Testbench [ph] Express, a new product, which when used with our emulators allows the customers to accelerate the emulation of both the Testbench and the design and the simulation of the design itself. And that's a fairly uniquely capability, it does essentially what you try to do with [indiscernible] like from veracity or synopsis or someone else, but it does it on an emulator allows it be accelerated if the customer has a very large Testbench or T-base Testbench. And this is met with tremendous amount of enthusiasm, because that's become one of the real bottom exchange verification.

     (Q - Rich Valera [ph]): And sequentially, can you give a sense of where emulation booking is sequentially?

     (A): Yeah, yeah sequentially had more than doubled.

     (Q - Rich Valera [ph]): Okay. And just one sort of big picture question, like everyone - like this year will be a strong year for the semiconductor industry and I think, you know, estimates range up with just 20% for growth. Most people think next year will be a slower growth year, you know, something under 20 something maybe 10 to 15 percent. How do you think your customers react if in fact we start seeing still growth in semiconductors, but slowing growth do you think that you can still see eventually that fall through of EDA spending? It will continue even if the growth rates are slower than they are in `04?

     (A): So, regardless what happen for [indiscernible] there will be an increasing propensity to evaluate new methodologies and make investments. Now, there are a lot of other factors that effect how the overall industry grows and Greg highlighted some. The fact, if the customer has plenty of licenses that they can remix. Then of course they don't buy more licenses. So what they do is invest in new capability. But, having a year of profitability and then having another year that continues to grow, the semiconductor industry tends to fairly fixed cost leverage. So, profits remain a good a growing even as revenue grow flows, so the interest in getting more designs out, interest in adopting new technology continues to grow the longer they are in a growth cycle. So, while I think its generally expected that the growth rate may not be as fast in 2005, I think its also generally accepted that it will be a growth year and that can only help EDA in the sense of adoption of new technology and tools.

     (Q - Rich Valera [ph]): Great. Thank you.

     Operator: Our next question is from the line of Erach Desai with American Technology Research. Please go ahead.

     (Q - Erach Desai): Hi gentleman. Perhaps just a clarification on the overall PhotoMask correlation that you sighted earlier. Will it be - correct me if I am wrong, please. But would it be correct to say that PhotoMask has been and are more cape out driven versus EDA that has traditionally been more [indiscernible] driven? And then the PhotoMask also get modulated by a number of masks that you are sets that you are printing versus you don't see that or sort of growth factor for EDA?

     (A): Well, the reason I think the PhotoMask correlation tends to work is that, it is at least correlated with how many designs you do. So well it's true. You might order more than one PhotoMask set if you have two production facilities producing the same product, that tends to be the exception rather than the rule. Most custom logic designs are produced in one facility and therefore tooled only one and with the cost for PhotoMask that will be increasingly true. Now the reason that other attempts at leading indicator correlation have failed is that revenue in the semiconductor industry tends to be influenced primarily by unit volume not by number of designs. So, you'll typically have one winner design that generates enormous amount of revenue and then a whole bunch of other designs that don't generate much revenue at all and so the correlation ends up rather poorly and trying to look at the semiconductor industry revenue any correlation at all is driven more by the fact that R&D budgets maybe correlated with total revenue and profit. And so, you get some correlation, but you don't get anything that would be on a granular quarter-by-quarter correlation that would called turns in the industry. Now the other thing, I think you said is, the PhotoMask industry really is different and it is so, taking it as absolute correlation is stretching at a little far, but if you look back to the history the turns tend to be pretty well called and that's why we pointed it out because everyone seems to be searching for when the suspending is really increase in EDA and that has historically been the best of the leading indicators.

     (Q - Erach Desai): Well that's fair enough. But I think you guys have also pointed out which most people don't seem to want to, but if the subscription contracts being signed by the two largest competitors had remix of them, there is a potential for having pre sold the new technology.

     (A): That's correct. The subscription revenue tends to distort the correlation and does tend to presale product rather than have correlation with current revenue and current loan.

     (Q - Erach Desai): I understand, and I understand that you are looking for what would be the early indicators like resift at clarification?

     (A): Greg, I need to reconcile some math and this might be this old calculator that I carried over from CSFB but many moons ago if you recall. But, here if I recall correctly and if my model is correct, bookings and revenues grew about roughly 25 to 30% last year. If revenue grew 3% this year, I am trying to understand how bookings grew by 17 percent. What am I missing or do I need to call you guys later.

     (A): Why don't we get together after the call Erach?

     (Q - Erach Desai): Okay.

     Operator: Mr. Desai, does that conclude your question?

     (Q - Erach Desai): Yes thank you.

     Operator: Very good. Our next question is from the line of Dennis Wassung with Adams, Harkness & Hill. Please go ahead.

     (Q - Dennis Wassung): Thank you. Couple of quick questions. First off, Greg I was curious on the - that sort of a transition I guess sort of reflecting in the deferred revenue line here with this quarterly versus annual payments concept. Just if could talk about and I might have missed this but, is it sort of a change that you are executing or it's just that customer behavior is changing or is it specific to certain product line?

     (A): It is a little bit of the first two explanations. When I joined the company 1997 we were virtually 100% paid. Maintenance was billed quarterly in arrears and we had activity sense - to change that practice and it has been, we are having more essential influence today when we appeared [indiscernible] in for a period. I also think that on balance Dennis that to whatever reason our customers are less concerned about our cash payment, cash payment terms than they were 6, 12 and 18 months ago. It is pretty apparent that just in our overall lease terms that they are - if anything we are seeing more and more accelerating feelings [ph] early in the contract life unless in the back end. So, it's the - this behavior. These will be deferred revenue that we've seen it and deferred revenue much less push back. And we are seeing in our contracts where our customers are actually volunteering as other trade offs and other against other characteristics of the lease to make more of the payments upfront.

     (Q - Dennis Wassung): Okay, but its not just the maintenance phenomenon because licenses, the revenue used well. Correct?

     (A): Yeah, it's a cross licensing as well. And I think that it's not unique to us, I think [indiscernible] has alluded to it. I think when they were doing their fourth quarter conference call one of the things they were saying to us that remarkably enough, that as you are - as your customers agree to pay you earlier in the contract what it does is that it expands your - the current portion of your shortterm leases. So, what you have to earn is lower payments due over the early parts of lease, all of which show off up your accounts receivables. So, the first affect of faster payment is in fact maintaining DSOs.

     (Q - Dennis Wassung): Okay. Second question. With some of the strengths you are seeing in ModelSim, you are also talking about the event and its product. I was wondering if you could talk about further poll effect you have seeing from entering those products. Sort of, on the other - at your analysts day you talk about ModelSim is being sort of central product or the engine if you will, and tools like VStation and advanced MS sort of, you know, all working together here. I am curious as to how much traction you are getting there and how much of
- I guess the advanced MS effect is driving some of the smallest in business today?

     (A): Okay. Certainly ModelSim has quite broad acceptance and utilization across the world and so when there are people who are, who are ModelSim users and they decide they want to do something with system C, they want to do something with any analog/mixed-signal extension Verilog A or VHDL or MS certainly that's the preferred way to go, and so the breadth of adoption is a plus there. Now the majority on our analog mixed-signal success usually starts a level lower. It usually starts with people who are doing traditional analog design or who are green field totally new customers and that world was the world of SPICE simulators. When they started mixing with digital design, they had to find the way to verify the Verilog or VHDL along with the transistor level and that's really the strength that attracts them to the ADMS products that Mentor provides. The ability to do all that simulation and verification in a single simulator. And do not worry about verifying the analog separately from the digital and then plugging it together. The effects of the product conceived and develop totally from a mixed environment and that's why I think almost all of the green field products, major companies as well as small have gravitated towards our ADMS. So that tends to be the primary route of entry, although there is a route of entry that comes from ModelSimto- ModelSim Verilog or VHDL.

     (Q - Dennis Wassung): Okay. And I guess the last question for you. On the test compress side, we've seen a lot of recent strength in the ATE [ph] market [indiscernible] had good results A lot of the other tester guys as well seeing a lot of strength. I am just curious as to what kind of effect that is having on the test compressed business if at all obviously that's being increasingly strong but have you seen a change in activity levels in that business?

     (A): Well, it's been very, very strong. So, attributing that to one reason or another is a little hard so much of it is new adoption and initial ramp up. We have certainly been aware of the fact that tester companies are being pushed for lots of more demand, lots of growth in demand and of course that should be very, very good for test TestKompress. Because its the only way that without changing design methodology simply going scan the way you have always done it. You can get tremendously, tremendous increases in number of parts tested for the given investments in the tester or something probably in the 10 to 15 x range for a complex design. So, we would expect as people see the demand for those testers, then we will see more and more pressure on their people to make the move over to TestKompress and try to elevate some of that stress on total test capacity. The other part of course is that the problems of manufacturing 90 nanometer have created so much demand for most test factors that I think the test industry will strive no matter how much of that we take up with TestKompress just because the growth in the amount of test that has to be done is growing actually faster than the growth in the number of minutes of test time that are required simply to do the basic test.

     (Q - Dennis Wassung): Great, that's very helpful. Thank you.

     Operator: And our next question is from the line of Bill Frerichs with D.A. Davidson & Company. Please go ahead.

     (Q - William Frerichs): Okay. Did you have a 10% booking for revenue customers in the quarter?

     (A): Once the second Bill.

     (Q - William Frerichs): I didn't think that would be a stumper.

     (A): Yeah, we have one.

     (Q - William Frerichs): For both revenue and booking?

     (A): We had one for revenue and one for bookings.

     (Q - William Frerichs): And were they different or the same?

     (A): It were the same.

     (Q - William Frerichs): All right and how big was the big order?

     (A): About $18 million.

     (Q - William Frerichs>: Okay. And have you disclosed [indiscernible] or will you be?

     (A): No.

     (Q - William Frerichs): Okay. Thanks very much.

     (A): Operator next question please.

     Operator: Thank you. Our next question is from the line of Rohit Pandey. Please go ahead.

     (Q - Rohit Pandey): On the leading indicators pointing to and EDA recovering the second half of the year, why do you need the lower the Q4 guidance?

     (A): Rohit what we decided to do is well I can't see any indicators which are negative today. What we decided that, we would just leave guidance unchanged for the entire year. That wasn't enough. Well what was the upside in the first quarter wasn't enough to - for us to choose to make a change. But, as I said all the indications of today are quite strong?

     (Q - Rohit Pandey): And what are the additional expenses you are expecting in Q4?

     (A): I haven't identified anything specific what we were looking to is holding guidance to 80 cents for the year.

     (Q - Rohit Pandey): Okay and the convert offering you did in July 2003 that has floating interest rate is that right?

     (A): That's correct.

     (Q - Rohit Pandey): So, do you see an impact of increasing interest rates on your bottom line?

     (A): Not really, for the reason why we did that was the hedged towards our cash and equivalents portfolio.

     (Q - Rohit Pandey): Okay.

     (A): So, we have $80 million, we also received interest on our lease receivables. So, we have a - the performance of our balance sheet is in fact floating rate or near the floating rate financial instruments.

     (Q - Rohit Pandey): Okay thank you.

     Operator: And our next question is from the line of Jennifer Jordan with Wells Fargo. Please go ahead.

     (Q - Jennifer Jordan): Yes. Thank you my questions has been answered.

     Operator: Thank you. We have no additional questions in queue at this time.

Company Representative

     Ladies and gentlemen thank you for joining us today to the follow-up call. Its great to present, Walden and myself will be available. The best way to reach us is by calling Multicolor [ph] at 503- 685-1462 let me repeat that number its 503-685-1462. We will make sure we get back to you in a timely manner. Operator, please give the replay information.

     Operator: And ladies and gentlemen this conference call will be made available for a replay starting today April 22 at 5:30 p.m. Pacific Time. The replay will run until the date of April 29th at mid night Pacific Time. You may access the AT&T teleconference replay system by dialing 320- 365-3844. The access code is 726457. That number once again is 320-365-3844 and the access code is 726457. Well, that does conclude our conference call for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.

Disclaimer

     The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of CallStreet, LLC. CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

     THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NONINFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

     The contents and appearance of this report are Copyrighted CallStreet, LLC 2004. CallStreet and CallStreet, LLC are trademarks and service marks of CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.